Exhibit 21.01

Subsidiaries of the Registrant

CommunityOne Bank, National Association –

National banking association headquartered in the State of North Carolina

First National Investor Services, Inc. –

A North Carolina corporation

Premier Investment Services, Inc. –

A North Carolina corporation

Dover Mortgage Company –

A North Carolina corporation

FNB United Statutory Trust I –

A Connecticut statutory business trust

FNB United Statutory Trust II –

A Delaware statutory business trust

Catawba Valley Capital Trust II –

A Delaware statutory business trust

Bank of Granite Corporation –

A Delaware corporation headquartered in the State of North Carolina

Bank of Granite

A North Carolina bank headquartered in the State of North Carolina

Granite Mortgage, Inc.

A North Carolina corporation